Exhibit 5.1

December 7, 2015

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, Florida 33160

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel to Net Element, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to 3,491,422 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company issuable under the Net Element, Inc. 2013 Equity Incentive Plan, as amended (the “Plan”), covered by the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have relied upon and examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Amended and Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation to Increase the Authorized Common Stock to 300 Million Shares (the “Charter”), certified as of a recent date by the Secretary of State of the State of Delaware and as of the date hereof by an officer of the Company;

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate as to the good standing of the Company, certified by the Secretary of State of the State of Delaware, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company relating to the approval of the Plan and the authorization of the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Net Element, Inc.

December 7, 2015

6. A specimen of the current form of stock certificate representing shares of the Company’s Common Stock, certified as of the date hereof by an officer of the Company;

7. The Plan, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions and the Plan and otherwise in accordance with the Registration Statement, and upon payment for and delivery of the Shares subject to issuance and sale by the Company and the countersigning of the certificate or certificates representing such Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws of the State of Delaware, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

Net Element, Inc.

December 7, 2015

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement, and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.